VERA BRADLEY ANNOUNCES FIRST QUARTER FISCAL 2020 RESULTS

First quarter net revenues up 5.1% to $91.0 million, at the high end of guidance; comparable sales grew 5.2% for the quarter

Company ended the quarter with strong cash and investment position of $144.2 million and no debt

Management provides guidance for second quarter and updated guidance for fiscal year ending February 1, 2020; management continues to see potential for double-digit diluted EPS growth for the year

FORT WAYNE, Ind., June 5, 2019 - Vera Bradley, Inc. (Nasdaq: VRA) (“Vera Bradley” or the “Company”) today announced its financial results for the first quarter ended May 4, 2019.

Summary of Financial Performance for the First Quarter

Net revenues totaled $91.0 million for the current year first quarter, a 5.1% increase over $86.6 million in the prior year first quarter. Revenues were at the high end of the Company’s guidance range of $86 to $91 million. Comparable sales increased 5.2% for the quarter.

For the current year first quarter, the Company posted a net loss of ($2.4) million, or ($0.07) per diluted share, which was in line with the Company’s guidance range of a diluted loss per share of ($0.06) to ($0.08). The Company recorded a loss of ($1.4) million, or ($0.04) per diluted share in the prior year first quarter.

Robert Wallstrom, Chief Executive Officer, said, “We are pleased with our 5.2% first quarter comparable sales increase and that revenues were once again at the high end of our guidance, indicating that our customers are responding to both our innovative product and targeted consumer engagement efforts.”

Vision 20/20 - Year 2

“The first stage of Vision 20/20 was to restore brand and Company health, and we continue to build upon the progress we made in Fiscal 2019. We once again improved the quality of sales in our full-line stores and on verabradley.com by increasing comparable full price selling in these two channels by approximately 20%.

“Moving into Year 2 of our three-year journey, we are focused on expanding our customer base and increasing sales and profitability,” Wallstrom concluded. “Our key areas of focus for Fiscal 2020 are:

•
Growth: Our goal is to return to positive comparable sales growth this year, and we are off to a good start in the first quarter. This improvement is being driven by compelling, innovative product supported by targeted marketing and engaging customer experiences.

•
Operational Excellence: Later this year, we will begin a two-year process of re-platforming our ERP (enterprise resource planning) and other key information systems to become more streamlined, nimble, and efficient in our technology and business processes.

•	Ownership: We will continue to reinforce our culture as an ownership-based model, where every Associate can drive significant value creation through their individual and team efforts.”

First Quarter Details

Current year first quarter Direct segment revenues totaled $71.1 million, an 8.6% increase over $65.5 million in the prior year first quarter. Comparable sales (including e-commerce) increased 5.2% for the quarter (reflecting a 4.0% increase in comparable store sales and a 9.2% increase in e-commerce sales). The Company closed eight full-line stores and opened seven factory outlet stores in the last twelve months.

Indirect segment revenues decreased 5.7% to $19.9 million from $21.1 million in the prior year first quarter, reflecting a reduction in orders and the number of specialty accounts.

Gross profit for the quarter totaled $50.5 million, or 55.5% of net revenues, compared to $48.6 million, or 56.1% of net revenues, in the prior year first quarter. The gross profit percentage was within the guidance range of 55.2% to 55.7%. As expected, improvement in full-price selling and sourcing and operational efficiencies were more than offset by the impact of Chinese tariffs, causing the year-over-year 60 basis point gross profit decline.

SG&A expense totaled $54.3 million, or 59.7% of net revenues, in the current year first quarter, compared to $50.7 million, or 58.6% of net revenues, in the prior year first quarter. SG&A expenses were higher than the prior year primarily due to expenses related to new factory store openings, consulting fees, the timing of certain marketing expenses planned for the second quarter, and variable expenses to drive revenues. First quarter SG&A expenses were above the guidance range of $52.5 to $53.5 million primarily due to consulting fees, variable expenses to drive revenues, and the timing of certain marketing expenses.

The Company’s operating loss totaled ($3.6) million, or (4.0%) of net revenues, in the current year first quarter, compared to an operating loss of ($1.9) million, or (2.2%) of net revenues, in the prior year first quarter.

By segment, Direct operating income was $8.4 million, or 11.8% of Direct net revenues, for the first quarter, compared to $7.3 million, or 11.1% of Direct net revenues, in the prior year first quarter. Indirect operating income was $7.7 million, or 38.8% of Indirect net revenues, for the first quarter, compared to $8.3 million, or 39.3% of Indirect net revenues, in the prior year first quarter.

Balance Sheet

Net capital spending for the quarter totaled $3.4 million.

During the first quarter, the Company repurchased approximately $2.9 million of its common stock (approximately 284,000 shares at an average price of $10.24). As of the end of the first quarter, the Company had approximately $44.3 million remaining under its $50 million share repurchase authorization.

Cash, cash equivalents, and investments as of May 4, 2019 totaled $144.2 million compared to $132.3 million at the end of last year’s first quarter. The Company had no debt outstanding at quarter end. Quarter-end inventory was $90.1 million compared to $86.2 million at the end of the first quarter last year and within management’s guidance range of $85 to $95 million.

Second Quarter and Fiscal Year 2020 Outlook

For the second quarter of Fiscal 2020, the Company expects:

•	Net revenues of $115 to $120 million compared to prior year second quarter revenues of $113.6 million.

•
A gross profit percentage of 57.0% to 57.5% compared to 57.9% in the prior year second quarter. Sourcing and operational efficiencies are expected to be more than offset by the impact of Chinese tariffs.

•	SG&A expense of $55.0 to $56.0 million, compared to $53.8 million in the prior year second quarter, reflecting incremental expenses related to new factory store locations.

•
Diluted earnings per share of $0.25 to $0.28, based on diluted weighted-average shares outstanding of 34.5 million and an effective tax rate of 25.0%. Diluted earnings per share totaled $0.26 in the prior year second quarter.

•
Inventory of $95 to $105 million at the end of the second quarter, compared to $86.3 million at the end of last year’s second quarter. The planned inventory level is higher than normal primarily due to the expected timing of receipts.

For Fiscal 2020, the Company has updated its expectations as follows:

•	Net revenues of $425 to $440 million compared to $416.1 million in Fiscal 2019.

•	A gross profit percentage of 57.1% to 57.3% compared to 57.3% in Fiscal 2019. Sourcing and operational efficiencies are expected to be fully offset by the impact of Chinese tariffs.

•	SG&A expense of $214 to $218 million compared to $212.0 million in Fiscal 2019, reflecting incremental expenses related to new factory store locations partially offset by full-line store closures.

•
Diluted earnings per share of $0.67 to $0.74, based on diluted weighted-average shares outstanding of 34.5 million and an effective tax rate of 26.0%. Diluted earnings per share totaled $0.59 last year.

•	Net capital spending of approximately $13 million compared to $8.1 million in the prior year, reflecting investments associated with new factory locations and technology and logistics enhancements.

All forward-looking guidance outlined above is non-GAAP.

Call Information

A conference call to discuss results for the first quarter is scheduled for today, Wednesday, June 5, 2019, at 9:30 a.m. Eastern Time. A broadcast of the call will be available via Vera Bradley’s Investor Relations section of its website, www.verabradley.com. Alternatively, interested parties may dial into the call at (800) 458-4121, and enter the access code 9886252. A replay will be available shortly after the conclusion of the call and remain available through June 19, 2019. To access the recording, listeners should dial (844) 512-2921, and enter the access code 9886252.

About Vera Bradley

Vera Bradley is a leading designer of women’s handbags, luggage and travel items, fashion and home accessories, and unique gifts.  Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand’s innovative designs, iconic patterns, and brilliant colors continue to inspire and connect women unlike any other brand in the global marketplace.

Vera Bradley offers a multi-channel sales model as well as a focus on service and a high level of customer engagement. The Company sells its products through two reportable segments: Direct and Indirect. The Direct business consists of sales of Vera Bradley products through the Company’s full-line and factory outlet stores in the United States, verabradley.com, the Company’s online outlet site, and its annual outlet sale in Fort Wayne, Indiana. The Indirect business consists of sales of Vera Bradley products to approximately 2,200 specialty retail locations, substantially all of which are located in the United States, as well as select department stores, national accounts, third party e-commerce sites, third-party inventory liquidators, and royalties recognized through licensing agreements.

The Company’s commitment to bringing more beauty into women’s lives includes its dedication to breast cancer research through the Vera Bradley Foundation for Breast Cancer.

Website Information

We routinely post important information for investors on our website www.verabradley.com in the "Investor Relations" section. We intend to use this webpage as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document.

Vera Bradley Safe Harbor Statement

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brand; possible inability to successfully implement Vision 20/20; possible inability to successfully implement our long-term strategic plan; possible inability to successfully open new stores, close targeted stores, and/or operate current stores as planned; incremental tariffs or adverse changes in the cost of raw materials and labor used to manufacture our products; and possible adverse effects resulting from a significant disruption in our single distribution facility. More information on potential factors that could affect the Company’s financial results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended February 2, 2019. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

CONTACTS:
Investors:
Julia Bentley, VP of Investor Relations and Communications
jbentley@verabradley.com

(260) 207-5116

Media:
mediacontact@verabradley.com
877-708-VERA (8372)

Vera Bradley, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	May 4, 2019	February 2, 2019	May 5, 2018
Assets
Current assets:
Cash and cash equivalents	$99,800	$113,493	$61,403
Short-term investments	13,853	19,381	59,892
Accounts receivable, net	16,660	15,604	17,523
Inventories	90,093	91,581	86,188
Income taxes receivable	2,844	809	4,575
Prepaid expenses and other current assets	8,004	11,600	10,895
Total current assets	231,254	252,468	240,476
Operating right-of-use assets	118,243	—	—
Property, plant, and equipment, net	76,607	77,951	86,411
Long-term investments	30,596	23,735	10,992
Deferred income taxes	6,690	6,724	5,437
Other assets	1,034	1,270	1,183
Total assets	$464,424	$362,148	$344,499
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$15,084	$14,595	$13,373
Accrued employment costs	6,421	13,316	6,181
Short-term operating lease liabilities	21,445	—	—
Other accrued liabilities	12,370	13,482	13,850
Income taxes payable	425	2,163	906
Total current liabilities	55,745	43,556	34,310
Long-term operating lease liabilities	118,816	—	—
Other long-term liabilities	89	23,889	25,494
Total liabilities	174,650	67,445	59,804
Shareholders’ equity:
Additional paid-in-capital	96,019	95,572	91,569
Retained earnings	289,393	291,994	269,867
Accumulated other comprehensive income (loss)	109	(24)	(163)
Treasury stock	(95,747)	(92,839)	(76,578)
Total shareholders’ equity	289,774	294,703	284,695
Total liabilities and shareholders’ equity	$464,424	$362,148	$344,499

Vera Bradley, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended
	May 4, 2019	May 5, 2018
Net revenues	$91,003	$86,591
Cost of sales	40,535	37,975
Gross profit	50,468	48,616
Selling, general, and administrative expenses	54,297	50,705
Other income	184	177
Operating loss	(3,645)	(1,912)
Interest income, net	(447)	(243)
Loss before income taxes	(3,198)	(1,669)
Income tax benefit	(793)	(299)
Net loss	$(2,405)	$(1,370)
Basic weighted-average shares outstanding	34,228	35,532
Diluted weighted-average shares outstanding	34,228	35,532

Basic net loss per share	$(0.07)	$(0.04)
Diluted net loss per share	$(0.07)	$(0.04)

Vera Bradley, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Thirteen Weeks Ended
	May 4, 2019	May 5, 2018
Cash flows from operating activities
Net loss	$(2,405)	$(1,370)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property, plant, and equipment	4,170	4,156
Amortization of operating right-of-use assets	5,471	—
Provision for doubtful accounts	38	120
Stock-based compensation	1,238	899
Deferred income taxes	102	(210)
Other non-cash charges, net	11	35
Changes in assets and liabilities:
Accounts receivable	(1,934)	(1,417)
Inventories	1,488	1,399
Prepaid expenses and other assets	3,427	532
Accounts payable	1,273	(123)
Income taxes	(3,773)	(90)
Operating lease liabilities	(8,926)	—
Accrued and other liabilities	(5,395)	(5,777)
Net cash used in operating activities	(5,215)	(1,846)
Cash flows from investing activities
Purchases of property, plant, and equipment	(3,421)	(3,677)
Purchases of investments	(9,615)	(5,804)
Proceeds from maturities and sales of investments	8,403	4,505
Net cash used in investing activities	(4,633)	(4,976)
Cash flows from financing activities
Tax withholdings for equity compensation	(791)	(522)
Repurchase of common stock	(3,055)	—
Net cash used in financing activities	(3,846)	(522)
Effect of exchange rate changes on cash and cash equivalents	1	(4)
Net decrease in cash and cash equivalents	$(13,693)	$(7,348)
Cash and cash equivalents, beginning of period	113,493	68,751
Cash and cash equivalents, end of period	$99,800	$61,403
Supplemental disclosure of cash flow information
Cash paid (received) for income taxes, net	$2,878	$(10)
Supplemental disclosure of non-cash activity
Non-cash operating, investing, and financing activities
Repurchase of common stock
Expenditures incurred but not yet paid as of May 4, 2019 and May 5, 2018	$50	$—
Expenditures incurred but not yet paid as of February 2, 2019 and February 3, 2018	$197	$—
Purchases of property, plant, and equipment
Expenditures incurred but not yet paid as of May 4, 2019 and May 5, 2018	$470	$1,610
Expenditures incurred but not yet paid as of February 2, 2019 and February 3, 2018	$1,065	$1,183